Exhibit 99.1

Rex Energy Provides Third Quarter Production Results, Increases Full Year 2014 Production Guidance, Updates 2015 Hedge Position and Announces Date of Third Quarter Earnings Release

•	Third quarter production of 169.7 MMcfe/d exceeds high end of company guidance by 3%; represents a 32% sequential increase in average daily production over the second quarter of 2014 and 72% over the second quarter of 2013

•	Average daily production from oil, condensate and NGLs (including ethane) reached a record level of 10.4 MBoe/d, a 61% increase over the second quarter of 2014

•	Record oil and condensate production of 3.3 Mboe/d, a 20% increase over the second quarter of 2014

•	Full year 2014 production guidance increased by 2% at the midpoint of the guidance range

STATE COLLEGE, Pa., October 20, 2014 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) today provided its preliminary third quarter 2014 production results, increased its full year 2014 production guidance and announced the date of its third quarter 2014 earnings release and conference call.

Production Update

Third quarter 2014 production volumes were 169.7 MMcfe/d, an increase of 72% over the third quarter of 2013 and 32% over the second quarter of 2014, consisting of 107.0 MMcf/d of natural gas and 10.4 Mboe/d of oil, condensate and NGLs (including 2.6 Mboe/d of ethane). Oil, condensate and NGLs (including ethane) accounted for 37% of net production during the third quarter and increased 61% sequentially over the second quarter of 2014. Production from oil and condensate reached a record level of 3.3 Mboe/d, an increase of 20% over the second quarter to 2014. Third quarter 2014 production of 169.7 MMcfe/d exceeded the high end of the company’s production guidance range of 159.0 – 165.0 MMcfe/d by 3%.

“We are extremely pleased with our production results for the third quarter,” said Tom Stabley, Chief Executive Officer of Rex Energy. “In just 18 months, we have more than doubled the company’s average daily production while nearly tripling the company’s liquids production. We believe our rapid growth in production over the last year and a half further demonstrates the quality of both our asset base and our technical team.”

Fourth Quarter 2014 and Full Year 2014 Production Guidance

Rex Energy is providing its initial production guidance for the fourth quarter of 2014 and increasing its previously issued production guidance for the full year 2014. The company expects fourth quarter production volumes to range from 179.0 MMcfe/d – 185.0 MMcfe/d, representing a sequential increase of 7% at the midpoint of guidance over the third quarter and a 65% year-over-year increase at the midpoint of guidance. In addition, the company is increasing its full year 2014 production guidance by 3.0 MMcfe/d at the midpoint to 150.0 MMcfe/d – 152.0 MMcfe/d from its previously announced guidance of 146.0 MMcfe/d – 150.0 MMcfe/d. The increase in full year production guidance is due to strong production results from the company’s existing producing properties.

In addition, the company continues to expect its full year 2014 average realized natural gas price, including the effects of basis hedges, to be approximately $0.60 - $0.80 below the Henry Hub natural gas index price.

2015 Hedging Update

Consistent with its historical practice, the company continues to add to its hedging position at prices that generate strong rates of return in order provide additional certainty regarding its expected cash flows. For 2015, the company now has approximately 49% of its current natural gas production hedged at a weighted average floor price of $4.15. The company has also hedged approximately 43% of its current oil production for the first half of 2015 at a weighted average floor price of $90.88. Finally, the company has recently entered into agreements to lock in approximately 60% of its expected natural gas production previously sold under Dominion South Point pricing for 2015 at a weighted average price of $0.82 below the Henry Hub natural gas index price.

Third Quarter Earnings Release

The company plans to release third quarter 2014 financial and operational results on Tuesday, November 4, 2014 after market close. Management will host a live conference call and webcast on Wednesday, November 5, 2014 at 10 a.m. ET to review third quarter financial results and operational highlights. Reference material for the conference call and webcast will be posted to the company’s website prior to the call.

All financial results included in the earnings release or discussed on the conference call and webcast will remain subject to our independent auditor’s review. The telephone number to access the conference call is (866) 437-1772. The conference call will also be available for replay through the company’s website at www.rexenergy.com under the Investor Relations tab. The replay of the event and reference materials will be available on the company’s website through December 4, 2014.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events or developments that Rex Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. Specifically, statements in this release regarding Rex Energy’s expectations for fourth quarter 2014 and full year 2014 guidance, and realized prices for 2014 are forward looking. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Rex Energy’s ability to control or predict, that could cause results to differ materially from management’s current expectations. These risks and uncertainties include, but are not limited to, economic and market conditions, operational considerations, the timing and success of our exploration and development efforts and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013, and we strongly encourage you to review those documents. You should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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For more information, please contact:

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergycorp.com